Exhibit 5.1

Tel Aviv Office	Jerusalem Office
One Azrieli Center, Round Building	1 Shmuel Ha’Nagid Street 4th Floor
Tel Aviv 67021, Israel	Jerusalem 94592, Israel
Tel: 972-3-607.4444	Tel: 972-2-623.2683
Fax: 972-3-607.4422	Fax: 972-2623.6082
law@gkh-law.com www.gkhlaw.com
Tel Aviv, January 12, 2011
VocalTec Communications Ltd.
12 Benny Gaon Street, Building 2B
Poleg Industrial Area, Netanya 42504
ISRAEL
Ladies and Gentlemen:
     We have acted as counsel to VocalTec Communications Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering by selling shareholders of the Company of up to 385,764 Ordinary Shares of the Company, of no par value, that were issued to such selling shareholders pursuant to that certain Agreement and Plan of Merger, dated July 16, 2010, among the Company, VocalTec Merger Sub Inc. and YMax Corporation (the “Securities”).
     In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company’s Articles of Association, resolutions of the Company’s Audit Committee, Board of Directors and shareholders provided to us by the Company, the Registration Statement and originals or conformed copies of such corporate records, agreements and instruments of the Company, and such other documents and records, as we have deemed appropriate as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies or facsimiles, that the Securities have been fully paid for in accordance with the terms of their issuance and that at the time of sale of the Securities registered under the Registration Statement by each selling shareholder, they will have been held beneficially and of record by such selling shareholder continuously from their time of issuance. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.
     On the basis of the foregoing, we are of the opinion that the Securities being registered pursuant to the Registration Statement were validly issued, fully paid and non-assessable.
     It is our understanding that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the “Enforceability of Civil Liabilities” and “Validity of Securities” sections of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

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